Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS RESULTS FROM
FIRST QUARTER 2004

Denver, Colorado, May 3, 2004: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) is pleased to announce net income of $5.2 million or $0.039 per share on gold sales revenues of $19.3 million for the first quarter of 2004 marking our ninth consecutive quarter of profitable operations. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.)

FIRST QUARTER 2004 HIGHLIGHTS

•	Net income of $5.2 million or $0.039 per share

•	Total revenues of $19.9 million

•	Gold sales of 47,202 ounces

•	Realized gold price of $408 per ounce

•	Cash operating cost of $181 per ounce

•	Good progress on developments projects

•	Wassa startup deferred to third quarter of 2004

•	Board approval for addition of a second processing plant on the Prestea concession

The quarterly earnings compare to net income of $4.0 million or $0.041 per share in the first quarter of 2003. Gold sales totaled 47,202 ounces in the quarter, up 11% from the same quarter of 2003, and total cash cost averaged $193 per ounce, down from $201 per ounce in the same period of 2003.

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The improved earnings and production were primarily due to a combination of increased gold output at the Company’s Bogoso/Prestea gold mine, the result of higher ore grades and recovery at Bogoso/Prestea and higher gold prices. Realized gold price averaged $408 per ounce for the first three months, which was a 15% improvement from the $354 per ounce in the first quarter of 2003.

FINANCIAL AND OPERATIONAL SUMMARY FOR THE FIRST QUARTER

	For the three months ended
	March 31,
	2004	2003
Gold sold (ounces)	47,202	42,356
Price realized ($ per ounce)	408	354
Cash operating cost ($ per ounce) (1)	181	173
Royalties ($ per ounce)	12	27
Total cash cost ($ per ounce) (1)	193	201
Total revenues (in thousands $)	19,857	15,141
Net income (in thousands $)	5,194	3,984
Net income per share ($)	0.039	0.041
Average shares outstanding (in millions)	133.2	96.6

Note 1. See note on non-GAAP financial measures below.

	For the three months ended
	March 31,
	2004	2003
Ore mined (thousands tonnes)	376	610
Waste mined (thousands tonnes)	2,027	2,172
Tonnes milled (thousands)	514	557
Average grade milled (g/t)	3.76	3.29
Mill recovery (%)	81.0	74.4

CASH AND CASH FLOW

At March 31, 2004 the Company held cash and cash equivalents of $86.0 million, down $4.0 million from the December 31, 2003 level. Improvements in gold prices and gold production combined to provide $6.0 million of operating cash flow during the first quarter, a 14% increase over the $5.3 million generated in the same period of 2003. A total of $11.4 million was spent on capital projects in the first quarter, including $4.6 million on development and construction of the Wassa project. This compares to capital spending of $7.3 million in the first quarter of 2003. Financing activities raised a net $0.4 million in the quarter, mostly related to exercise of options. Debt stood at $0.8 million at March 31, 2004, essentially the same as at the end of 2003.

BOGOSO/PRESTEA

The Bogoso plant processed an average of 5,653 tonnes of ore per day, down from 6,185 tonnes per day in the same period of 2003. Processing rates were reduced to optimize recoveries from the higher grade feed material. Optimization of the processing plant and a slower processing rate pushed the gold recovery rate up to 81% versus 74% a year earlier. All of the feed to the Bogoso

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plant during the first quarter was oxide ore from the Plant-North pit on the Prestea property. As previously forecast, we expect gold production from Bogoso/Prestea to be in the range of approximately 135,000 to 155,000 ounces in 2004 at a projected cash operating cost of between $200 and $220 per ounce.

EXPANSION AT BOGOSO/PRESTEA

Stage 1 – Bondaye Plant Project

Board approval to proceed with the Bondaye plant project was received in the first quarter, but construction activity is not expected to commence until construction at Wassa is completed and the necessary environmental and operating permits for the project have been obtained. In the interim, the used carbon-in-leach (CIL) plant that we acquired in 2003 has been disassembled and transported to Prestea where refurbishment work is being carried out in preparation for the commencement of construction. The Bondaye plant is well located relative to the new zones that we are currently drilling on the southern extremity of the Prestea concession and relative to the Prestea underground.

The estimated startup costs for the Bondaye plant are approximately $17 million. In addition, we have previously spent $7.8 million on (i) the acquisition, dismantling and transportation of the used CIL plant, (ii) metallurgical drilling and test work, and (iii) internal feasibility studies. The estimated startup costs in $million are as follows:

CIL Plant refurbishment and erection	$5.1
Power supply	2.0
Tailings storage	1.6
Infrastructure	3.2
Permitting and compensation	2.0
First fill reagents	0.5
EPCM	1.4
Contingency	1.4

Total	$17.2

Based on the likely timetable for the completion of the environmental impact statement and receipt of permitting approvals, construction activities could commence by early in the fourth quarter of 2004 and be completed by mid-2005. First gold production from the new Bondaye plant should be achieved in the third quarter of 2005. The CIL plant will have a nominal capacity of 1,500,000 tonnes per annum and will process ore mined from our Beta Boundary pits where we have proven and probable reserves of approximately 11.2 million tonnes at an average grade of 3.18 g/t. Gold production from the Bondaye plant is expected to average 120,000 ounces per annum and to vary between 100,000 to 140,000 ounces per annum. Recoveries are expected to average 79% and to vary between 70% and 85%. Once in operation, we expect to upgrade the Bondaye plant over time to incorporate a flotation circuit and ultimately a BIOX circuit to allow it to process deeper sulfide materials from the Beta Boundary pits. In addition, currently unquantifiable expenditures to relocate a community from the northern end of the Beta Boundary pit will be incurred.

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Stage 2 – Bogoso Plant BIOX Project

Planning and engineering for the proposed Bogoso plant BIOX conversion project continues. Contracts for the detailed engineering design and the environmental impact statement have been tendered and this work is expected to commence in the second quarter of the year. Engineering and permitting is expected to be completed by year-end in readiness for board approval. Subject to permitting and board approvals by year-end, that construction could begin in early 2005 and be completed by the end of 2005.

Based on our previous work, which we have updated to reflect movements in currency exchange rates, we estimate the start up capital cost for the BIOX upgrade at Bogoso to be about $25 million. In addition, currently unquantifiable expenditures to relocate a community from adjacent to the Dumasi pit will be incurred. Estimated gold recoveries from the BIOX process are expected to average 86% and vary between 82% and 88%. Estimated processing operating costs are expected to average $10.31.

In the interim, during 2004 we are carrying out exploration to identify extensions to the known sulfide reserves and to test for sulfide reserves under the previously mined oxide pits on the Bogoso concession and doing additional metallurgical test work on the new sulfide zones.

Expansion and Upgrade of Mining Fleet

The near doubling of processing capacity once the Bondaye plant is operational will result in a near doubling of the mining rate at Bogoso/Prestea. Coupled with this is the fact that the existing owner-operated mining fleet is nearing the end of its economic life and is not optimally sized for the larger, deeper sulfide pits that will be predominantly mined going forward.

A decision has therefore been made to upgrade the Bogoso/Prestea truck fleet during 2004 from 50 tonne trucks to 90 tonne trucks along with a commensurate increase in the size of the digging equipment and ancillary equipment. The fleet would then be expanded during 2005 to handle the increased mining rate once the Bondaye plant begins operating. The estimated capital cost for the upgrade of the existing Bogoso/Prestea mining fleet in 2004 and the expansion of the mining fleet in 2005 are $12 million and $15.5 million, respectively. Discussions are well advanced on the vendor financing of approximately 85% of the mining fleet.

WASSA DEVELOPMENT PROJECT

While the Wassa operating permit was received from the Ghanaian Environmental Protection Agency during the first quarter of 2004, the project is running behind schedule and we do not expect to commence commercial production at Wassa until the third quarter. The delays are largely due to the construction contractor’s inability to fully resource the construction activities, because of the rapidly increasing amount of construction activity in the sector, combined with now resolved environmental permitting delays for a portion of the work. Completion of environmental permitting for the electrical power line right-of-way is expected in the second quarter of 2004 and the power line should be completed in the fourth quarter of 2004. Wassa has its own electric generating plant on site, which has been upgraded with additional generator sets and this power plant will be used to supply power until the power line is complete.

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As a result of the later start-up date that we now expect at Wassa, we are assessing a plan to begin mining operations at Wassa earlier than originally planned, using higher grade ore from the open pit to supplement the reclaimed heap leach material and thereby mitigate any gold production shortfall anticipated in 2004.

Earlier mining at Wassa could initially utilize some of the Bogoso/Prestea mining equipment that will be displaced when Bogoso/Prestea purchases new equipment later this year. Once the Wassa heap leach material is exhausted and mining commences on a full scale in the second half of 2005, we would then invest in approximately $17 million of new mining equipment for Wassa, using similar sized equipment as that being acquired for Bogoso/Prestea.

EXPLORATION

The Company has an aggressive exploration program in 2004, with forecast expenditure of approximately $21 million, of which $12.5 million is for Bogoso/Prestea, $2.5 million for Wassa and $6.0 million for our exploration projects in West Africa and South America.

Prestea Underground

The Prestea Underground drilling program to test targets identified in 2003 continues. To accelerate the work, an additional underground drill rig capable of drilling +1,000 meter holes is currently being mobilized to Ghana and is expected to commence drilling late in the second quarter of 2004. In the meantime, we are in the process of establishing access to planned drilling sites including the addition of new underground exploration drifts that will provide better drill access to areas of interest. We expect the drilling program will provide a better understanding of the mineralization and structure of the Prestea Underground.

Mininko

The first phase of an exploration program was completed at the Mininko property in Mali during the first quarter. The first phase of work, conducted by our joint venture partner, consisting of 16 reverse circulation (or RC) drill holes for a total of 2,458 meters, successfully identified broad zones of lower grade gold mineralization along an 800 meter strike length on the Nampala prospect. The mineralization is contained mainly within intensely sericitic and carbonate altered Birimian metasediments and is open to the north and south. The next phase of work, which comprises an additional 2,500 meters of RC drilling and 700 meters of oriented diamond drilling, has already commenced.

Prestea – South End

During the quarter we also completed the first phase of an exploration reconnaissance program on a southern extension of our Bogoso/Prestea gold property in Ghana. The program included 1,089 shallow holes for 28,272 meters of rotary air blast (or RAB) and limited RC drilling, which identified substantial gold grades hosted in oxide material over the northern half of a parallel gold-in-soil anomaly. This gold-in-soil anomaly, located along the Ashanti Gold Belt, extends seven kilometers south of the southern-most pits on the Prestea mining lease to the southern extent of the concession. Exploration drilling on the second half of the anomaly is now underway. The new zones are located near the Bondaye plant, which is now scheduled for operation by mid-2005.

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Currently an RC drilling program is being conducted to test the down-dip extension of the shallow RAB holes. The first phase of this program is expected to be complete by mid-year, following which further drilling will be planned for further evaluation. The shallow reconnaissance drilling on the other half of the anomaly is ongoing and is expected to continue for most of 2004. Pending positive results of this program, additional follow-up with deeper RC and diamond drilling would be conducted to delineate the mineralized zones at depth.

SUMMARY FINANCIAL STATEMENTS

The following information is summarized and excerpted from the Company’s unaudited consolidated financial statements and notes thereto from our Form 10-Q, which we intend to file with the SEC today, in thousands, except per share amounts:

Condensed Consolidated Balance Sheets

	As of	As of
	March 31,	December 31,
	2004	2003
Cash	$86,017	$89,970
Other current assets	17,812	14,965
Property, plant and equipment	18,930	18,202
Deferred exploration	3,850	9,108
Mining properties	64,398	56,808
Mine construction-in-progress	32,988	27,376
Other assets	5,599	5,962

Total assets	$229,594	$222,391

Current liabilities	$8,681	$8,151
Long term debt	610	657
Asset retirement obligations	7,919	7,745
Minority interest	8,197	7,476
Shareholders’ equity	204,187	198,362

Total liabilities and shareholders’ equity	$229,594	$222,391

Condensed Consolidated Statements of Operations

	For the three months ended
	March 31,
	2004	2003
Total revenues	$19,857	$15,141
Mining operations expense	9,125	8,500
Depreciation, depletion and amortization	2,278	894
General and administrative expenses, including option expense	1,856	1,250
Foreign exchange (gain)/loss	283	(278)
Other expenses	399	200

Net income before minority interest	5,916	4,575
Minority interest	(722)	(591)

Net income	$5,194	$3,984

Earning per share — basic	$0.039	$0.041
Earnings per share — diluted	$0.035	$0.039

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Condensed Consolidated Statements of Cash Flows

	For the three months ended
	March 31,
	2004	2003
Cash provided by operations	$6,005	$5,252
Cash used in investing activities	(10,404)	(6,338)
Cash provided by financing activities	446	30,844
Increase/(decrease) in cash and cash equivalents	(3,953)	29,758

Cash and cash equivalents at end of period	$86,017	$49,774

COMPANY PROFILE

Golden Star holds a 90% equity interest in the Bogoso/Prestea open-pit gold mine and the Wassa gold project, both of which are located in Ghana. In addition, the Company has a majority interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star has approximately 135 million common shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations, anticipated funding, construction cost estimates, construction completion dates, equipment requirements, production, production commencement dates, grade, processing capacity, recoveries, potential mine life, results of feasibility and technical studies, development, costs, expenditures, mine re-opening and exploration. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2003. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, the terms “total cash cost” and “cash operating cost” are used on a per ounce of gold basis. Total cash cost per ounce is equivalent to mining operations expenses for the period divided by the number of ounces of gold shipped during the period. Cash operating cost per ounce is equivalent to total cash cost per ounce, less production royalties and taxes. We have included cash operating cost information to provide purchasers with information about the cost structure of our mining operations. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.	+1 800 553 8436
Peter Bradford, President and CEO	+1 303 894 4613
Allan Marter, Chief Financial Officer	+1 303 894 4631

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